Exhibit 99.5

Convergys Corporation

OFFER TO EXCHANGE
UP TO $125,000,000 AGGREGATE PRINCIPAL AMOUNT OF
5.75% JUNIOR SUBORDINATED CONVERTIBLE
DEBENTURES DUE 2029 (“2029 DEBENTURES”)
FOR UP TO $122,549,019 AGGREGATE PRINCIPAL AMOUNT OF
OUR OUTSTANDING 4.875% SENIOR NOTES DUE 2009 (“2009 SENIOR NOTES”)
(CUSIP NO. 212485 AD8)

Pursuant to the Preliminary Prospectus Dated September 9, 2009

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 6, 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE UNLESS THE EXPIRATION DATE IS EXTENDED.

September 9, 2009

To Our Clients:

Enclosed for your consideration is the preliminary prospectus included in the registration statement filed by Convergys Corporation (the “Company”) on September 9, 2009, and any amendments or supplements thereto (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Company to exchange up to $125,000,000 aggregate principal amount of the Company’s newly issued 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) for up to $122,549,019 aggregate principal amount of the Company’s outstanding 4.875% Senior Notes due 2009 (the “2009 Senior Notes”) that are validly tendered and not validly withdrawn under the terms and conditions set forth in the Prospectus. There are material differences between the terms of the 2009 Senior Notes and the terms of the 2029 Debentures, including with respect to terms relating to maturity and ranking. Please see the Prospectus section captioned “Description of differences between the 2029 Debentures and the 2009 Senior Notes.”

This material is being forwarded to you as the beneficial owner of the 2009 Senior Notes held by us in your account but not registered in your name. A tender of such 2009 Senior Notes may be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the 2009 Senior Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the 2009 Senior Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at midnight, New York City time, on the Expiration Date. Any 2009 Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before midnight, New York City time, on the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is being made for a portion of the 2009 Senior Notes. The Company will accept for exchange up to $122,549,019 aggregate principal amount of 2009 Senior Notes that are properly tendered in the Exchange Offer prior to midnight, New York City time, on the Expiration Date. If the acceptance of the aggregate principal amount of 2009 Senior Notes validly tendered and not validly withdrawn would result in the aggregate principal amount of 2029 Debenture issued in the

Exchange Offer exceeding the Maximum Issue Amount of $125,000,000, and proration is therefore required, the Company will accept for exchange such 2009 Senior Notes on a pro rata basis.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer — Conditions to the Exchange Offer.”

3. Holders who tender their 2009 Senior Notes for exchange will not be required to pay transfer taxes with respect to the exchange of 2009 Senior Notes. If, however, the delivery of the 2029 Debentures and payment of accrued and unpaid interest and any other cash payment is being made to, or if 2009 Senior Notes not tendered or not accepted for payment are registered in the name of, any person other than the holder of 2009 Senior Notes tendered thereby or 2009 Senior Notes are credited in the name of any person other than the person(s) signing the Letter of Transmittal; then delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

4. The Exchange Offer will expire at midnight, New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your 2009 Senior Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender 2009 Senior Notes.

None of the 2009 Senior Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided on the instruction form, your signature hereon shall constitute an instruction to us to tender all of the 2009 Senior Notes held by us for your account.

The Exchange Offer is not being made to (nor will tenders of 2009 Senior Notes be accepted from or on behalf of) holders of 2009 Senior Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of 2009 Senior Notes in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Convergys Corporation with respect to the 2009 Senior Notes.

These instructions will instruct you to tender the 2009 Senior Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐	Please tender the following amount of 2009 Senior Notes held by you for my account	$
☐	Please do not tender any 2009 Senior Notes held by you for my account*

Signatures

Please Print Name Here

Dated: , 2009

Address

Area Code/Telephone

Tax Identification Number

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of 2009 Senior Notes held by us for your account is to be tendered.

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